Exhibit 10.2
THE ST. JOE COMPANY
TRUST UNDER SEPARATION AGREEMENT
F.B.O.
WM. BRITTON GREENE
          This Agreement is made this 25th day of February, 2011, by and between The St. Joe Company, a Florida corporation (“Company”), and SunTrust Banks, Inc., a Georgia corporation (“Trustee”).
          WHEREAS, Company and Mr. Wm. Britton Greene (“Executive”) have entered into a certain Separation Agreement, dated as of February 25, 2011 (the “Separation Agreement”);
          WHEREAS, Company has incurred or expects to incur liability under the terms of the Separation Agreement with respect to Executive;
          WHEREAS, Company wishes to establish a trust (hereinafter called “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to Executive and his beneficiaries in such manner and at such times as specified in the Separation Agreement;
          WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement; and
          WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Separation Agreement.
          NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:
          Section 1. Establishment Of Trust
          (a) Company hereby deposits with Trustee such amounts as set forth in the Payment Schedule (defined in Section 2(a) herein) which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.
          (b) The Trust hereby established shall be irrevocable.
          (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.
          (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Executive and general creditors as herein set forth. Executive and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Separation Agreement and this Trust Agreement shall be mere unsecured contractual rights of Executive and his beneficiaries against Company. Any assets held by the

Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency (as defined in Section 3(a) herein).
          (e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor Executive or his beneficiary shall have any right to compel such additional deposits.
          Section 2. Payments to Executive and His Beneficiaries.
          (a) The payment schedule, attached as Exhibit A hereto (the “Payment Schedule”), sets forth the amounts, and dates, of payments to be made by Trustee. The Payment Schedule may not be amended without Executive’s prior written consent. Except as otherwise provided herein, Trustee shall make payments to Executive and his beneficiaries in accordance with such Payment Schedule. Trustee shall make provision for the reporting and withholding of any federal, state or local taxes, as described on the Payment Schedule, and Trustee shall pay amounts withheld to the appropriate taxing authorities, unless Company certifies to Trustee that such amounts have been reported, withheld and paid directly by Company.
          (b) The entitlement of Executive and/or his beneficiaries to benefits under the Payment Schedule, if disputed by Company, shall be determined in accordance with Section 10.12 of the Separation Agreement
          (c) Company may make payment of benefits directly to Executive or his beneficiaries as they become due under the terms of the Separation Agreement. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Executive or his beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Agreement, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.
          Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company Is Insolvent.
          (a) Trustee shall cease payment of benefits to Executive and his beneficiaries if Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
          (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.
               (1) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company’s Insolvency.
               (2) If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is

Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Executive or his beneficiaries. In such a situation, Trustee may ask the Board of Directors of Company for a resolution and/or the Chief Executive Officer of Company for an affidavit that Company is not Insolvent. Trustee may rely on such resolution or affidavit without further investigation if the document(s) unequivocally state Company is not Insolvent. If the Board of Directors or the Chief Executive Officer of Company fails to provide the requested documentation, Trustee may treat Company as insolvent until clear and convincing evidence to the contrary is available.
               (3) Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.
               (4) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Executive or his beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Executive or his beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Separation Agreement or otherwise.
               (5) Trustee shall resume the payment of benefits to Executive or his beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee receives written notification from the Board of Directors or Chief Executive Officer of Company that Company is not Insolvent.
          (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Executive or his beneficiaries under the terms of the Separation Agreement for the period of such discontinuance, less the aggregate amount of any payments made to Executive or his beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.
          Section 4. Payments to Company.
          Except as provided in Section 3 hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Executive and his beneficiaries pursuant to the terms of the Separation Agreement.
          Section 5. Investment Authority.
          Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Company. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Executive.

          Section 6. Disposition of Income.
          During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.
          Section 7. Accounting by Trustee.
          Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within forty-five (45) days following the close of each calendar year and within forty-five (45) days after the resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such resignation, as the case may be.
          Section 8. Responsibility of Trustee.
          (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Separation Agreement or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.
          (b) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.
          (c) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.
          (d) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.
          (e) However, notwithstanding the provisions of Section 8(d) above, Trustee may loan to Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

          (f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.
          (g) Company shall indemnify Trustee, and defend it and hold it harmless from and against any and all direct liabilities, losses, claims, suits or expenses (including attorney’s fees) of whatsoever kind and nature that may be imposed upon, asserted against, or incurred by Trustee at any time by reason of its carrying out its responsibilities or providing services hereunder or by reason of any act or failure to act under this Trust Agreement, except to the extent that any such liability, loss, claim, suit or expense arises directly from Trustee’s negligence or misconduct in the performance of responsibilities specifically allocated to it under this Trust Agreement. The provisions of this subsection (h) shall survive the termination of this Trust Agreement.
          (i) Trustee shall indemnify Company, and defend it and hold it harmless from and against any and all direct liabilities, losses, claims, suits or expenses (including attorney’s fees) of whatsoever kind and nature that may be imposed upon, asserted against or incurred by, Company at any time directly by reason of Trustee’s negligence or misconduct in the performance of responsibilities specifically allocated to it under this Trust Agreement. The provisions of this subsection (i) shall survive termination of this Trust Agreement.
          Section 9. Compensation and Expenses of Trustee.
          Company shall pay all administrative and Trustee’s fees and expenses (as set forth in Exhibit B attached hereto).
          Section 10. Resignation of Trustee.
          (a) Trustee may resign at any time by written notice to Company, which shall be effective thirty (30) days after receipt of such notice unless Company and Trustee agree otherwise.
          (b) Upon resignation of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within thirty (30) days after receipt of notice of resignation or transfer, unless Company extends the time limit.
          (c) Trustee may not be removed by Company at any time.
          (d) If Trustee resigns, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation under paragraph (a) of this section.
          Section 11. Appointment of Successor.
          (a) If Trustee resigns in accordance with Section 10(a) or (b) hereof, Company shall appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.
          (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.
          Section 12. Amendment or Termination.
          (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company, provided, that no amendment that is adverse to Executive or his beneficiaries shall be effective without his prior written consent.
          (b) The Trust shall not terminate until the date on which Company’s obligation to make all benefit payments under the Separation Agreement have been satisfied, provided, that Trustee receives written notification from Executive that such payments have been made to Executive thereunder. All assets in the Trust at termination shall be returned to Company.
          Section 13. Miscellaneous.
          (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.
          (b) Benefits payable to Executive and his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.
          (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflict of laws.
          (d) Company and Trustee hereby each represents and warrants to the other that it has full authority to enter into this Trust Agreement upon the terms and conditions hereof and that the individual executing this Trust Agreement on its behalf has the requisite authority to bind Company or Trustee to this Trust Agreement.
          (e) This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by one counterpart.
          (f) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Trustee:
Department Manager
Employee Benefit Solutions
200 S. Orange Ave, FL-ORL-2102, SOAB 10
Orlando, FL 32801
If to Company:
The St. Joe Company
133 South WaterSound Parkway
WaterSound, FL 32413
Attention: Corporate Counsel
If to Executive:
Wm. Britton Greene
243 Western Lake Drive
WaterColor, FL 32456
with a copy to:
Morrison Cohen LLP
909 Third Avenue
New York, New York 10022
Attention: Robert M. Sedgwick
          (g) In the event of Executive’s death or a judicial determination of his incapacity, references in this Trust Agreement to Executive shall be deemed to be references to his estate, beneficiaries, executor(s), or other legal representative, as appropriate.
          Section 14. Effective Date.
          The effective date of this Trust Agreement shall be February 25, 2011.
[Signature page follows]

          IN WITNESS WHEREOF, the parties hereto have executed this Trust Agreement as of the date first above written.

“COMPANY” THE ST. JOE COMPANY, a Florida corporation
By:	/s/ William S. McCalmont
	Name:	William S. McCalmont
	Title:	EVP & CFO

“TRUSTEE” SUNTRUST BANKS, INC., a Georgia corporation
By:	/s/ Kara L. Humphrey
	Name:	Kara L. Humphrey
	Title:	AVP & Client Manager

Exhibit A
Payment Schedule
To
The St. Joe Company Trust under Separation Agreement
F.B.O. Wm. Britton Greene
          1. Pay to Executive $2,920,000 (less required tax withholdings), in a cash lump sum, on September 2, 2011 (or the first business day following the end of the six month anniversary following the “Termination Date” under the Separation Agreement, if earlier).
          2. Pay to Executive $118,000 (less required tax withholdings), in a cash lump sum, at the same time Company pays other executive bonuses for calendar year 2011, but no later than March 15, 2012.
          3. Pay to Executive $1,053,225 (less required tax withholdings), in a cash lump sum, on September 2, 2011 (or the first business day following the end of the six month anniversary following the “Termination Date” under the Separation Agreement, if earlier).
          4. Pay to Executive up to $75,000 to defray the cost of relocation expenses actually incurred by Executive if Executive relocates his present residence in WaterColor, Florida to a location more than fifty (50) miles from WaterColor, Florida within twenty-four months following the Termination Date. Executive shall submit to Company invoices and/or receipts for all expenses for which he seeks reimbursement no later than April 30, 2013 (with a copy to Trustee), and Trustee shall reimburse Executive for all reimbursable expenses up to $75,000 within ten (10) business days of Company’s receipt of invoices and/or receipts for the expenses actually incurred. The reimbursable expenses shall include professional packing, moving and temporary storage of household items and vehicles, closing costs and commissions on the sale of the WaterColor residence, and closing costs on the acquisition of the newly-acquired primary residence.
          5. Remit the employee portion of payroll taxes for the foregoing, to the IRS or other applicable tax authority, with respect to items 1. through 3., above, when due.

Exhibit B
Schedule of Fees and Expenses